			 PROMISSORY NOTE


$25,000,000.00           Midland, Texas             July 31, 1995


     FOR VALUE RECEIVED, in the manner, on the dates and in the amounts herein stipulated, the undersigned ("Borrower") promises to pay to the order of NATIONSBANK OF TEXAS, N.A., a national banking association ("Lender"), at 303 West Wall, Midland County, Midland, Texas 79701, the principal sum of TWENTY-FIVE MILLION and NO/100 DOLLARS ($25,000,000.00) or, if less, the aggregate unpaid balance of the principal amount of all "Advances" made by Lender to Borrower under this Note, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, and to pay interest thereon from the date of Advance until maturity at a rate per annum which shall from day to day be equal to the lesser of (i) the Prime Rate (defined below) in effect from day to day plus three-fourths percent (3/4%) (the "Established Rate") (calculated on the basis of actual days elapsed, but computed as if each calendar year consisted of 360 days), or (ii) the Highest Lawful Rate (defined below) (calculated on the basis of actual days elapsed in a year consisting of 365 or 366 days, as appropriate). Each change in the rate of interest charged under this Note shall, subject to the terms hereof, become effective, without notice to Borrower, upon the effective date of each change in the Prime Rate or the Highest Lawful Rate, as the case may be. Notwithstanding the foregoing, if at any time the Established Rate exceeds the Highest Lawful Rate, the rate of interest on this Note shall be limited to the Highest Lawful Rate, but any subsequent reductions in the Established Rate shall not reduce the rate of interest hereon below the Highest Lawful Rate until the total amount of interest accrued hereon approximately equals the amount of interest that would have accrued hereon if the Established Rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of this Note, the total amount of interest paid or accrued hereon is less than the amount of interest that would have accrued if the Established Rate had at all times been in effect, then, at such time and to the extent permitted by applicable laws, Borrower shall pay to Lender an amount equal to the difference between (iii) the lesser of the amount of interest that would have accrued if the Established Rate had at all times been in effect or the amount of interest that would have accrued if the Highest Lawful Rate had at all times been in effect, and (iv) the amount of interest actually paid or accrued on this Note. All of the past-due principal and accrued interest hereunder shall, at the option of Lender, bear interest from maturity (stated or by acceleration) until paid at a rate per annum equal to the Highest Lawful Rate. Interest calculations may be made ten days prior to any interest installment due date under this Note, in which event, if there is an adjustment in the interest rate in accordance with the terms hereof during such ten-day period, then Borrower shall subsequently, on demand, pay to Lender any underpayment as a result of any adjustment during such ten-day period.

     As used herein, "Prime Rate" means the prime interest rate charged by Lender as announced or published by Lender from time to time, which may not be the lowest interest rate charged by Lender. As used herein, "Highest Lawful Rate" shall mean the maximum nonusurious rate of interest (or, if the context so requires, an amount calculated at such rate) that Lender is allowed to contract for, charge, take, reserve or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges under the Loan Papers.

     Each Advance hereunder shall be in the minimum amount of $50,000 or the unadvanced portion of the Commitment, whichever is less, and shall be made only in accordance with the provisions of the Loan Agreement (defined below). Subject to the terms hereof and of the Loan Agreement, Borrower may borrow, repay and reborrow hereunder during the period from the date hereof through May 31, 1997 (the "Revolving Credit Period"); provided, however, that the outstanding principal balance hereunder shall not exceed at any time the lesser of (i) $25,000,000.00, or (ii) the Borrowing Base from time to time in effect. Effective June 1, 1997, the loan shall convert automatically to a term loan and Borrower shall not be entitled to any further Advances.

     Interest on the outstanding principal balance of this Note shall be due and payable monthly on the last day of each month commencing August 31, 1995. Commencing June 30, 1997 and continuing on the last day of each month thereafter, the amount of each payment shall be one forty-eighth (1/48th) of the outstanding principal balance at the end of the Revolving Credit Period, plus accrued and unpaid interest. The outstanding principal balance of this Note and all accrued and unpaid interest shall be due and payable on May 31, 2001.

     This Note is issued pursuant to that certain Restated Loan Agreement of even date herewith among Borrower and Lender (the "Loan Agreement"), to which reference is hereby made for a further statement of the rights, remedies, powers, privileges, benefits, duties and obligations of Borrower and Lender; but neither this, reference to the Loan Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of Borrower to pay the principal of and interest on this Note when due. All capitalized terms used but not specifically defined herein shall have the meanings ascribed thereto in the Loan Agreement.

     This Note is executed in renewal, extension and rearrangement, but not in extinguishment, of the indebtedness evidenced by that certain promissory note dated September 29, 1993, in the original principal amount of $15,000,000, executed by Borrower and payable to the order of Lender.

     The initial Borrowing Base shall be $11,250,000 and shall be redetermined from time to time as provided in Article III of the Loan Agreement. In the event that the Obligation shall, at the time of notification of the Borrowing Base by Lender to Borrower, be in excess of the Commitment, Borrower shall (i) within thirty
(30) days thereafter, by instruments satisfactory in form and substance to Lender, provide Lender with additional collateral with value in amounts satisfactory to Lender, in its sole discretion, in order to increase the Borrowing Base by an amount at least equal to such excess, (ii) within thirty (30) days thereafter, prepay the principal of this Note (together with accrued interest on the principal amount so prepaid) in an amount at least equal to such excess, or (iii) within six (6) months thereafter, in lieu of regularly scheduled payments, prepay the principal of this Note in not more than six (6) equal monthly installments (together with accrued interest on the principal amount so prepaid) aggregating the amount of such excess (provided, that if Borrower's payments under this clause (iii) are less than the regularly scheduled pay-ments under this Note, Borrower shall instead make such regularly scheduled payments).

     Borrower shall be entitled to prepay this Note as provided in
Section 2.8 of the Loan Agreement. All payments and prepayments on this Note shall be applied as provided in Section 2.9 of the Loan Agreement. Each payment or prepayment on this Note must be paid as provided in Section 2.9 of the Loan Agreement.

     The payment of this Note is secured, in part, by Borrower's grant and conveyance to, and creation in favor of, Bank Liens in, to and on all of the Collateral.

     If any one or more of the events specified in Section 9.1 of the Loan Agreement shall occur, including, without limitation, default in the payment of principal or interest due on this Note, and shall not have been remedied in the period, if any, provided in the Loan Agreement, an Event of Default shall be deemed to have occurred hereunder and under the Loan Agreement, unless waived in writing by Lender. Upon the occurrence of any Event of Default, Lender shall have no further obligation to advance funds under this Note, and Lender may declare the entire Obligation, including without limitation all unpaid principal and accrued and unpaid interest on this Note, to be forthwith due and payable, whereupon the same shall forthwith become due and payable without further presentment, demand, protest, notice of acceleration or the intent to accelerate, or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein or in any of the other Loan Papers to the contrary notwithstanding; provided that any default under subsections (d) or (e) of Section 9.1 of the Loan Agreement shall result in the entire Obligation, including without limitation, all unpaid principal and accrued and unpaid interest on this Note, becoming immediately due and payable in full without the necessity of any act by Lender.

     Borrower agrees to pay all fees and expenses incurred by Lender or its designated representatives in connection with this Note, as provided in Section 7.7 of the Loan Agreement.

     This Note has been prepared, is being executed and delivered, and is intended to be performed, in the State of Texas. The substantive laws of such state and the applicable federal laws of the United States of America shall govern the validity, construc-tion, enforcement and interpretation of this Note, without regard to principles of conflicts of law.

     Nothing contained in this Note, the Loan Agreement, any other Loan Paper or in any other agreement or undertaking relating hereto or to the Obligation shall be construed to obligate Borrower, under any circumstances whatsoever, to pay interest at a rate in excess of the Highest Lawful Rate. All sums paid under the Loan Agreement or under this Note that are deemed to be interest shall be spread and prorated over the entire period for which this Note is out-standing. In the event that any sums received hereunder or under the Loan Agreement from Borrower are at any time under applicable law deemed or held to provide a rate of interest in excess of the Highest Lawful Rate, the effective rate of interest on the obli-gation shall be deemed reduced to and shall be the Highest Lawful Rate, and Borrower and any other parties hereby agree to accept as their sole remedy under such circumstances either the return of any sums of interest that may have been collected in excess of the Highest Lawful Rate or the application of these sums as a credit against the unpaid principal amount of this Note, whichever remedy may be elected by Lender. In addition, in the event that the maturity of this Note is accelerated by reason of the election by Lender hereunder, then earned interest may never include more than the amount calculated pursuant to the Highest Lawful Rate, and if unearned interest is provided for in this Note or the other Loan Papers, Borrower and any other parties liable on said documents hereby agree to accept as their sole remedy under such circum-stances either (a) the cancellation of said unearned interest, or
(b) if theretofore paid, either the return to Borrower or the crediting of said unearned interest on the principal amount due under this Note or other documents, whichever action may be elected by Lender. To the extent the Highest Lawful Rate is determined by reference to the laws of the State of Texas, same shall be the indicated (weekly) rate ceiling as defined in Article 5069-1.04, Texas Revised Civil Statutes, provided that Lender may, by notice to Borrower, elect such other reference as is allowed by said statute.

     THIS NOTE AND THE OTHER LOAN PAPERS REPRESENT THE FINAL
AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY
EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS
OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE
PARTIES.


			      PARALLEL PETROLEUM CORPORATION,
				a Delaware corporation


			      By: /s/ Thomas R. Cambridge
			      ------------------------------
				   Thomas R. Cambridge
				   Chairman of the Board


			      By: /s/ Larry C. Oldham
			      ------------------------------
				   Larry C. Oldham
				   President